AURELIO CONTINUES TO EXPAND MINERAL HOLDINGS IN THE TURQUOISE MINING DISTRICT OF ARIZONA

LITTLETON, COLORADO, March 26, 2008 News Release #08-07

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to announce that the Company's wholly-owned subsidiary, Bolsa Resources, Inc. ("Bolsa Resources"), has entered into an agreement to acquire 20 patented mining claims (the "Viewsites claims") in the Turquoise Mining District of Cochise County, Arizona. Also, Bolsa expects to close the mineral lease and option agreement with the Rae family (the "Rae Acquisition") in early April 2008. The Rae Acquisition was previously announced on August 15, 2007 (see News Release #07-14), but was contingent upon a survey which has recently been completed.

The Viewsites patented claims are located to the west and southwest of the MAN Area that is part of the Company's wholly-owned Hill Copper-Zinc Project. These claims encompass an estimated 363 acres (survey pending) and incorporate projected extensions of copper-zinc-silver-gold sulfide mineralization as well as of the leachable oxide copper and chalcocite copper deposits overlying the MAN Area sulfide zone.

Bolsa Resources will acquire the Viewsites claims with staged payments totaling $950,000 over thirty months. Closing is scheduled to occur by August 1, 2008 following completion of a detailed survey of the 20 patented mining claims.

The Rae Acquisition includes 13 patented mining claims on 213 acres, many located on the northern portion of the MAN Area plus an additional 292 acres of surface and mineral rights located to the east of the MAN Area. As part of the transaction, the Company has also acquired approximately 744 acres of surface rights covering most of the MAN Area and includes 412 acres to the west. The acquisition incorporates projected extensions along strike of copper-zinc-silver-gold sulfide mineralization.

There is no production royalty payable on production from any land acquired in these transactions, nor were any fees or commissions paid in relation to the transactions.

These acquisitions significantly expand Aurelio's property ownership in the district, and provide the Company with an opportunity to aggressively increase its resource base through further exploration and reserve delineation drilling.

Upon the completion of these transactions, the Company will control a total of 184 patented and unpatented mining claims, six Arizona State Mineral Exploration Permits and more than 2000 acres of surface rights within the Turquoise Mining District, with a total land position in excess of 5,400 acres. The Company's land position will encompass an area approximately six miles long and over one mile wide that incorporates a number of past-producing, high-grade copper-gold-silver-zinc mines.

About The Company

Aurelio Resource Corporation is a mineral exploration company focused on fast-track development of its wholly-owned Hill Copper-Zinc Project, which the Company believes contains a number of low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company has previously announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen B. Doppler Diane G. Dudley

President & CEO Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include: that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold; that the Viewsites acquisition incorporates projected extensions of high-grade, copper-zinc-silver-gold sulfide mineralization as well as the leachable oxide copper and chalcocite copper deposits overlying the MAN Area sulfide zone; that the Rae acquisition incorporates projected extensions along strike of high-grade, copper-zinc-silver-gold sulfide mineralization; and, that the transactions provide the Company with an opportunity to aggressively increase its resource base through further exploration and reserve delineation drilling.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission.